Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-284399, 333-278564, and 333-255553), Form S-3 (Nos. 333-284834, 333-281090 and 333-262554), and Form S-8 (No. 333-257050) of Vivos Therapeutics, Inc. (the “Company”) of our report dated August 25, 2025, relating to the financial statements of R.D. Prabhu, Lata K. Shete, M.D.s, LTD d/b/a/The Sleep Center of Nevada (“The Sleep Center of Nevada”), appearing in this Current Report on Form 8-K/A dated June 9, 2025 of the Company.

/s/ Baker Tilly US, LLP

Denver, Colorado

August 25, 2025